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                                                                 EXHIBIT 4(b)(v)
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       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

                                  ENDORSEMENT

This endorsement has been added to and made a part of the Contract or Certificate to which it is attached.

     DIRECT ROLLOVERS. This endorsement applies to any amount that is payable as an "eligible rollover distribution" as defined under Section 402 of the Internal Revenue Code (the "Code"). The Payee under this Contract has the right to elect to have an eligible rollover distribution paid directly to an eligible retirement plan. Such distribution is called a "direct rollover" under the Code. Before any eligible rollover distribution is made to the Payee, we will provide a written explanation of: (1) the Payee's right to make a direct rollover; and (2) the tax consequence of making or not making a direct rollover. No eligible rollover distribution will be made unless the Code's requirements have been satisfied.

     The effective date of this endorsement is the later of: (1) January 1, 1993; or (2) The Date of issue of the Contract or Certificate to which this endorsement is attached.



                                              David Dietz
                                              President